As filed with the Securities and Exchange Commission on February 26, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MITEK SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-0418827
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

8911 Balboa Ave., Suite B

San Diego, California 92123

(Address of Principal Executive Offices)(Zip Code)

2012 Stock Incentive Plan, as amended

(Full title of the plan)

Russell C. Clark

Chief Financial Officer

Mitek Systems, Inc.

8911 Balboa Ave. Suite B

San Diego, CA 92123

(858) 309-1700

(Name and address of agent for service)

(858) 309-1700

(Telephone number, including area code, of agent for service)

Copy to:

Carl Sanchez, Esq.

Paul Hastings LLP

4747 Executive Drive, 12th Floor

San Diego, California 92121

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	2,000,000 (2)	$5.35 (3)	$10,700,000 (3)	$1,378.16

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.001 per share (the “Common Stock”), of Mitek Systems, Inc. (the “Registrant”) that may be issued as a result of stock splits, stock dividends or similar transactions effected without the receipt of consideration that increase the number of outstanding shares of Common Stock.
(2)	Represents an additional 2,000,000 shares of Common Stock available for grants under the Registrant’s 2012 Incentive Plan, as amended (the “2012 Plan”). 2,000,000 shares of Common Stock available for grants under the 2012 Plan, plus 3,096,332 shares of Common Stock subject to awards that would, at any time after February 22, 2012, otherwise return to the available pool of unissued shares reserved for awards under the Registrant’s 1999 Stock Option Plan, 2000 Stock Option Plan, 2002 Stock Option Plan, 2006 Stock Option Plan and 2010 Stock Option Plan (collectively, the “Prior Plans”), were initially registered on a registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 7, 2012 (Registration No. 333-179942).
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Common Stock on February 24, 2014, as quoted on the NASDAQ Capital Market.

INTRODUCTORY NOTES

On November 5, 2013, the board of directors of the Registrant unanimously approved an amendment to the 2012 Plan (the “2012 Plan Amendment”), subject to approval by the Registrant’s stockholders at the Registrant’s 2014 annual meeting of stockholders (the “Annual Meeting”), to increase the total number of shares of Common Stock reserved for issuance under the 2012 Plan from 2,000,000 to 4,000,000, plus that number of shares of Common Stock that would otherwise return to the available pool of unissued shares reserved for awards under the Prior Plans. On February 19, 2014, the Registrant held the Annual Meeting, at which the Registrant’s stockholders approved the 2012 Plan Amendment. This Registration Statement on Form S-8 (the “Registration Statement”) registers the offer and sale of an additional 2,000,000 shares of Common Stock available for grants under the 2012 Plan pursuant to the 2012 Plan Amendment.

These 2,000,000 shares of Common Stock are in addition to the 2,000,000 shares of Common Stock, plus that number of shares of Common Stock that would otherwise return to the available pool of unissued shares reserved for awards under the Prior Plans, that were initially registered on the Registrant’s registration statement on Form S-8 filed with the Commission on March 7, 2012 (Registration No. 333-179942). This Registration Statement relates to securities of the same class as those to which such prior registration statement relates. Pursuant to General Instruction E to Form S-8, the contents of such prior registration statement are incorporated herein by reference and made a part of this Registration Statement, except as modified or superseded hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this registration statement.*

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this registration statement.*

*	The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of this Registration Statement will be sent or given to employees as specified by
Rule 428(b)(1) under the Securities Act. In accordance with the Note to Part I of Form S-8, such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 as filed with the Commission on December 12, 2013;

(b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2013 as filed with the Commission on February 7, 2014;

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on December 17, 2013 and February 21, 2014; and

(d) The description of the Common Stock contained in the Registrant’s registration statement on Form SB-2 (File No. 333-07787), initially filed with the Commission on July 9, 1996, including any subsequent amendment or report filed for the purpose of amending such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such reports and other documents, except as to any portion of any such report or other document furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a report or other document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed report or other document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s restated certificate of incorporation, as amended, eliminates the personal liability of the directors of the Registrant for monetary damages for breach of fiduciary duties as a director of the Registrant to the fullest extent permitted by paragraph (7) of subsection (b) of the Delaware General Corporation Law (the “DGCL”), except (i) for any breach of the directors’ duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful dividends or distributions or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s amended and restated bylaws permit the Registrant to indemnify its directors, officers, employees and agents to the fullest extent permitted by the DGCL. Section 145 of the DGCL provides that a director, officer, employee or agent of the Registrant who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the conduct was unlawful. If it is determined that the conduct of such person meets these standards, such person may be indemnified for expenses incurred and amounts paid in connection with such proceeding if actually and reasonably incurred in connection therewith.

If such a proceeding is brought by or on behalf of the Registrant (i.e., a derivative suit), such person may be indemnified against all expenses actually and reasonably incurred by such person in connection with the defense or settlement of such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court shall deem proper.

The Registrant may advance expenses incurred by an officer or director of the Registrant in defending a proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay any amount so advanced if it is ultimately determined that such person is not eligible for indemnification by the Registrant.

The indemnification rights and advancement of expenses provided in Section 145 of the DGCL are not exclusive of additional rights to indemnification for breach of fiduciary duties to the Registrant and its stockholders or advancement of expenses to the extent any such additional rights are authorized in the Registrant’s restated certificate of incorporation, and are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

The Registrant has entered into a separate Indemnification Agreement (the “Indemnification Agreement”) with each of its directors and executive officers (each, an “Indemnitee”). Under the Indemnification Agreement, each

Indemnitee is entitled to be indemnified against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of such Indemnitee in connection with any claims, proceedings or other actions brought against such Indemnitee as a result of the Indemnitee’s service to the Registrant, provided that the Indemnitee (i) acted in good faith, (ii) reasonably believed the action was in the Registrant’s best interest and (iii) in criminal proceedings, reasonably believed his or her conduct was not unlawful. Additionally, the Indemnification Agreement entitles the Indemnitee to contribution of expenses from the Registrant in any proceeding in which the Registrant is jointly liable with such Indemnitee, but for which indemnification is not otherwise available.

The Indemnification Agreement also entitles each Indemnitee to advancement of expenses incurred by an Indemnitee in connection with any claim, proceeding or other action in advance of the final adjudication of any such claim, proceeding or other action, provided that the Indemnitee agrees to reimburse the Registrant for all such advances if it shall ultimately be determined that the Indemnitee is not entitled to indemnification.

Item 8.	Exhibits.

The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein by reference:

Exhibit No.	Exhibit Description

4.1	Restated Certificate of Incorporation of Mitek Systems, Inc. (incorporated by reference to the Registrant’s Registration Statement on Form S-3 (File No. 333-177965) filed with the Commission on November 14, 2011).

4.2	Certificate of Amendment of the Restated Certificate of Incorporation of Mitek Systems, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on February 14, 2013).

4.3	Amended and Restated Bylaws of Mitek Systems, Inc. (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 1987).

4.4	Specimen Common Stock Certificate of Mitek Systems, Inc. (incorporated by reference to the Registrant’s Registration Statement on Form S-3 (File No. 333-177965) filed with the Commission on November 14, 2011).

4.5*	Mitek Systems, Inc. 2012 Incentive Plan, as amended, and the forms of agreement related thereto.

5.1*	Opinion of Paul Hastings LLP.

23.1*	Consent of Paul Hastings LLP (contained in Exhibit 5.1 to this Registration Statement).

23.2*	Consent of Independent Registered Public Accounting Firm, Mayer Hoffman McCann P.C.

24.1*	Power of Attorney (contained on the signature page of this Registration Statement).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 26th day of February, 2014.

MITEK SYSTEMS, INC.

By:	/s/ James B. DeBello
James B. DeBello
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, James B. DeBello and Russell C. Clark his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James B. DeBello James B. DeBello	President and Chief Executive Officer and Director (Principal Executive Officer)	February 26, 2014

/s/ Russell C. Clark Russell C. Clark	Chief Financial Officer (Principal Financial and Accounting Officer)	February 26, 2014

/s/ John M. Thornton John M. Thornton	Chairman of the Board of Directors	February 26, 2014

/s/ Vinton P. Cunningham Vinton P. Cunningham	Director	February 26, 2014

/s/ Gerald I. Farmer, Ph.D. Gerald I. Farmer, Ph.D.	Director	February 26, 2014

/s/ Bruce E. Hansen Bruce E. Hansen	Director	February 26, 2014

/s/ Alex W. “Pete” Hart Alex W. “Pete” Hart	Director	February 26, 2014

/s/ Sally B. Thornton Sally B. Thornton	Director	February 26, 2014

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Restated Certificate of Incorporation of Mitek Systems, Inc. (incorporated by reference to the Registrant’s Registration Statement on Form S-3 (File No. 333-177965) filed with the Commission on November 14, 2011).

4.2	Certificate of Amendment of the Restated Certificate of Incorporation of Mitek Systems, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on February 14, 2013).

4.3	Amended and Restated Bylaws of Mitek Systems, Inc. (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 1987).

4.4	Specimen Common Stock Certificate of Mitek Systems, Inc. (incorporated by reference to the Registrant’s Registration Statement on Form S-3 (File No. 333-177965) filed with the Commission on November 14, 2011).

4.5*	Mitek Systems, Inc. 2012 Incentive Plan, as amended, and the forms of agreement related thereto.

5.1*	Opinion of Paul Hastings LLP.

23.1*	Consent of Paul Hastings LLP (contained in Exhibit 5.1 to this Registration Statement).

23.2*	Consent of Independent Registered Public Accounting Firm, Mayer Hoffman McCann P.C.

24.1*	Power of Attorney (contained on the signature page of this Registration Statement).

*	Filed herewith.